Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Kaman Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-66183, 333-116371, and 333-188247) on Form S-8, (No. 333-127649) on Form S-4, and (No. 333-160244) on Form S-3 of Kaman Corporation of our report dated February 25, 2013, with respect to the consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows of Kaman Corporation and subsidiaries for the year ended December 31, 2012, and the related financial statement schedule, which report appears in the December 31, 2014 annual report on Form 10-K of Kaman Corporation.

/s/ KPMG LLP

Hartford, Connecticut
February 23, 2015